UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):     July 20, 2018

Commission File No. 000-16929

Soligenix, Inc.

(Exact name of small business issuer as specified in its charter)

DELAWARE	41-1505029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

29 Emmons Drive, Suite B-10 Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

(609) 538-8200

(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 20, 2018, the Board of Directors (the “Board”) of Soligenix, Inc. (the “Company”) increased the size of the Board from six to seven members and appointed Mark Pearson as a director, with an initial term expiring at the Company’s 2018 annual meeting of stockholders. Committee appointments for Mr. Pearson have not been determined.

Mr. Pearson will receive compensation as provided in the Company’s Director Compensation and Stock Ownership Policy (the “Compensation Policy”). Pursuant to the Compensation Policy, upon his appointment to the Board, the Company granted Mr. Pearson a fully-vested option under the Company’s 2015 Equity Incentive Plan to purchase 1,500 shares of the Company’s common stock (“Common Stock”) at $1.22 per share (the closing price on the date of grant). Mr. Pearson will receive annual cash compensation of $35,000 per year, additional annual cash compensation for committee service and additional equity compensation upon re-election to the Board, as described in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 28, 2017.

In the Company’s July 2018 public offering, Altamont Pharmaceutical Holdings, LLC (“Altamont Pharma”), a company of which Mr. Pearson is the general partner and chief executive officer, purchased 2,330,000 shares of Common Stock together with a 42-month warrant to purchase up to 932,000 shares of Common Stock at an exercise price of $2.25 per share, for an aggregate purchase price of $2.4 million. As a result of the purchase, Altamont Pharma beneficially owns approximately 13.2% of the issued and outstanding Common Stock, as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On July 24, 2018, the Company issued a press release announcing the appointment of Mr. Pearson to the Board. A copy of the press release is attached hereto as Exhibit 99.1.

Item 8.01.	Other Events.

The Board has established September 27, 2018 as the date of the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”). Because the date of the 2018 Annual Meeting is being advanced by more than 30 days from the anniversary date of the Company’s 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”), in accordance with Rule 14a-5(f) under the Exchange Act, the Company is informing stockholders of this change. The time and location of the 2018 Annual Meeting will be specified in the Company’s proxy statement for the 2018 Annual Meeting.

Since the date of the 2018 Annual Meeting has been changed by more than 30 days from the anniversary of the 2017 Annual Meeting, a new deadline has been set for submission of proposals by stockholders intended to be included in the Company’s 2018 proxy statement. Pursuant to Rule 14a-8 of the proxy rules of the Securities and Exchange Commission (the “SEC”), a stockholder intending to present a proposal to be included in the proxy statement for our 2018 Annual Meeting must deliver a proposal in writing to our principal executive offices no later than a reasonable time before we begin to print and mail the proxy materials for the 2018 Annual Meeting. Accordingly, the new deadline for submission of proposals to be included in the proxy statement for the 2018 Annual Meeting is July 30, 2018. Proposals should be addressed to: Corporate Secretary, Soligenix, Inc., 29 Emmons Drive, Suite B-10 Princeton, New Jersey, 08540. Proposals of stockholders must comply with the SEC’s rules regarding the inclusion of stockholder proposals in proxy materials and the procedures set forth in the Company’s Amended and Restated Bylaws (the “Bylaws”).

A copy of the Bylaws has been filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003, or can be obtained by contacting the Company’s Corporate Secretary at the address above.

Item 9.01.	Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Description

99.1	Press release issued by Soligenix, Inc. on July 24, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Soligenix, Inc.

July 24, 2018	By:	/s/ Christopher J. Schaber
Christopher J. Schaber, Ph.D.
President and Chief Executive Officer
(Principal Executive Officer)

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